Exhibit A

TRANSACTIONS SINCE THE MOST RECENT FILING

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Issuer since the most recent filing of Schedule 13D on March 20, 2020:

Account	Date of Transaction	Transaction Type (Purchase or Sale)	Shares	Price
Managed Account	3/24/2020	Sale	31,107	$23.61
SICAV	3/25/2020	Purchase	14,338	$25.44
Managed Account	3/25/2020	Purchase	21,865	$25.44
Managed Account	3/27/2020	Purchase	19,236	$24.85
Managed Account	3/30/2020	Purchase	46,375	$25.38
IVAGF	4/7/2020	Purchase	1,689	$24.97
Managed Accounts	4/7/2020	Purchase	14,771	$24.97
IVAGF	4/8/2020	Purchase	9,160	$25.92
Managed Account	4/8/2020	Purchase	80,131	$25.92
Managed Accounts	4/28/2020	Sale	14,477	$31.33
IVAGF	4/30/2020	Sale	8,878	$31.77
Managed Account	4/30/2020	Sale	45,312	$32.02
WORLD	5/4/2020	Sale	38,516	$31.49
WORLD	5/4/2020	Sale	46,781	$31.52
SICAV	5/4/2020	Sale	25,846	$31.52
Managed Account	5/4/2020	Sale	34,800	$31.52
WORLD	5/5/2020	Sale	1,290	$31.87
WORLD	5/5/2020	Sale	15,335	$32.01
SICAV	5/5/2020	Sale	8,472	$32.01
SICAV	5/5/2020	Sale	33,201	$31.87
Managed Account	5/5/2020	Sale	11,408	$32.01
Managed Account	5/5/2020	Sale	33,809	$31.87
WORLD	5/6/2020	Sale	794	$32.69
SICAV	5/6/2020	Sale	20,416	$32.69
Managed Account	5/6/2020	Sale	20,790	$32.69
IVAGF	5/11/2020	Sale	3,746	$33.90
WORLD	5/11/2020	Sale	84,192	$33.90
Managed Accounts	5/11/2020	Sale	33,183	$33.90
Managed Account	5/11/2020	Sale	200	$34.14
IVAGF	5/12/2020	Sale	2,691	$33.00
WORLD	5/12/2020	Sale	60,474	$33.00
Managed Accounts	5/12/2020	Sale	23,835	$33.00
SICAV	5/15/2020	Sale	17,548	$31.93
IVAGF	5/18/2020	Sale	617	$33.14
WORLD	5/18/2020	Sale	13,864	$33.14
Managed Accounts	5/18/2020	Sale	5,464	$33.14
IVAGF	5/18/2020	Sale	143	$33.03
WORLD	5/18/2020	Sale	3,214	$33.03
Managed Accounts	5/18/2020	Sale	2,516	$33.03
IVAGF	5/19/2020	Sale	181	$33.04
WORLD	5/19/2020	Sale	4,074	$33.04
Managed Accounts	5/19/2020	Sale	4,742	$33.04